Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release

            (202) 334-6645                                                                                       November 1, 2013

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported income from continuing operations attributable to common shares of $56.0 million ($7.53 per share) for the third quarter of 2013, compared to $56.3 million ($7.58 per share) for the third quarter of 2012. Net income attributable to common shares was $30.1 million ($4.05 per share) for the third quarter ended September 30, 2013, compared to $93.8 million ($12.64 per share) for the third quarter of last year. Net income includes $25.9 million ($3.48 per share) in losses and $37.5 million ($5.06 per share) in income from discontinued operations for the third quarter of 2013 and 2012, respectively (refer to “Discontinued Operations” discussion below).

On October 1, 2013, the Company completed the sale of most of its newspaper publishing businesses, including The Washington Post. Consequently, the Company's income from continuing operations for the third quarter and year-to-date periods excludes these sold businesses, which have been reclassified to discontinued operations for all periods presented.

The results for the third quarter of 2013 and 2012 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $54.0 million ($7.26 per share) for the third quarter of 2013, compared to $57.0 million ($7.69 per share) for the third quarter of 2012. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

Items included in the Company’s income from continuing operations for the third quarter of 2013:

▪ $4.0 million in severance and restructuring charges at the education division (after-tax impact of $3.1 million, or $0.42 per share); and

▪ $7.9 million in non-operating unrealized foreign currency gains (after-tax impact of $5.0 million, or $0.69 per share).

Items included in the Company’s income from continuing operations for the third quarter of 2012:

▪ $4.3 million in severance and restructuring charges at the education division (after-tax impact of $2.7 million, or $0.37 per share); and

▪ $3.1 million in non-operating unrealized foreign currency gains (after-tax impact of $1.9 million, or $0.26 per share).

Revenue for the third quarter of 2013 was $902.5 million, up 3% from $877.6 million in the third quarter of 2012. The Company reported operating income of $81.9 million in the third quarter of 2013, compared to operating income of $93.2 million in the third quarter of 2012. Revenues increased at the cable television division and in other businesses, offset by declines at the television broadcasting and education divisions. Operating results declined at the television broadcasting division and declined very slightly at the cable television division, offset by improved results at the education division.

For the first nine months of 2013, the Company reported income from continuing operations attributable to common shares of $134.3 million ($18.07 per share), compared to $122.1 million ($16.17 per share) for the first nine months of 2012. Net income attributable to common shares was $79.5 million ($10.70 per share) for the first nine months of 2013, compared to $176.7 million ($23.39 per share) for the same period of 2012. Net income includes $54.7 million ($7.37 per share) in losses and $54.5 million ($7.22 per share) in income from discontinued operations for the first nine months of 2013 and 2012, respectively (refer to “Discontinued Operations” discussion below). As a result of the Company’s share repurchases, there were 3% fewer diluted average shares outstanding in the first nine months of 2013.

The results for the first nine months of 2013 and 2012 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was

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$153.3 million ($20.69 per share) for the first nine months of 2013, compared to $122.3 million ($16.20 per share) for the first nine months of 2012. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)

Items included in the Company’s income from continuing operations for the first nine months of 2013:

▪ $18.3 million in severance and restructuring charges at the education division (after-tax impact of $13.1 million, or $1.79 per share); and

▪ $9.4 million in non-operating unrealized foreign currency losses (after-tax impact of $6.0 million, or $0.83 per share).

Items included in the Company’s income from continuing operations for the first nine months of 2012:

▪ $9.3 million in severance and restructuring charges at the education division (after-tax impact of $5.8 million, or $0.78 per share);

▪ a $5.8 million gain on the sale of a cost method investment (after-tax impact of $3.7 million, or $0.48 per share);  and

▪ $3.2 million in non-operating unrealized foreign currency gains (after-tax impact of $2.0 million, or $0.27 per share).

Revenue for the first nine months of 2013 was $2,628.9 million, up 3% from $2,559.7 million in the first nine months of 2012. Revenues increased at the cable television division and in other businesses, offset by declines at the television broadcasting and education divisions. The Company reported operating income of $240.0 million for the first nine months of 2013, compared to $202.1 million for the first nine months of 2012. Operating results improved at the education and cable television divisions, offset by a decline at the television broadcasting division.

Division Results

Education

Education division revenue totaled $546.5 million for the third quarter of 2013, a 1% decline from revenue of $551.7 million for the third quarter of 2012. Kaplan reported third quarter 2013 operating income of $17.0 million, compared to $14.7 million in the third quarter of 2012.

For the first nine months of 2013, education division revenue totaled $1,622.5 million, a 2% decline from revenue of $1,650.2 million for the same period of 2012. Kaplan reported operating income of $36.7 million for the first nine months of 2013, compared to operating income of $6.5 million for the first nine months of 2012.

In response to student demand levels, Kaplan has formulated and implemented restructuring plans at its various businesses, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $4.0 million and $18.3 million in the third quarter and first nine months of 2013, respectively, compared to $4.3 million and $9.3 million in the third quarter and first nine months of 2012, respectively. In conjunction with completing these restructuring plans at Kaplan Higher Education (KHE) and Kaplan International, Kaplan currently plans to incur approximately $5.0 million in additional restructuring costs for the remainder of 2013. Kaplan may also incur additional restructuring charges in 2013 as Kaplan management continues to evaluate its cost structure.

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A summary of Kaplan’s operating results for the third quarter and the first nine months of 2013 compared to 2012 is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2013	2012	% Change	2013	2012	% Change
Revenue
Higher education	$266,061	$273,703	(3)	$811,013	$872,948	(7)
Test preparation	77,431	81,151	(5)	232,064	223,767	4
Kaplan international	201,305	194,158	4	574,086	546,862	5
Kaplan corporate and other	2,223	3,809	(42)	6,496	10,283	(37)
Intersegment elimination	(568)	(1,125)	―	(1,162)	(3,705)	―
	$546,452	$551,696	(1)	$1,622,497	$1,650,155	(2)
Operating Income (Loss)
Higher education	$14,719	$1,510	―	$42,354	$16,329	―
Test preparation	3,820	3,446	11	7,306	(4,067)	―
Kaplan international	12,020	20,365	(41)	24,907	34,293	(27)
Kaplan corporate and other	(13,680)	(10,852)	(26)	(38,243)	(40,628)	6
Intersegment elimination	156	224	―	381	579	―
	$17,035	$14,693	16	$36,705	$6,506	―

KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.

In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. In connection with these and other plans, KHE incurred $2.5 million and $14.1 million in total restructuring costs in the third quarter and first nine months of 2013, respectively, compared to $2.7 million and $6.5 million in severance and restructuring costs for the third quarter and first nine months of 2012, respectively. For the third quarter of 2013, these costs included accelerated depreciation ($0.8 million), severance ($1.6 million) and lease obligation losses ($0.1 million). For the first nine months of 2013, these costs included accelerated depreciation ($5.8 million), severance ($3.0 million), lease obligation losses ($4.4 million) and other items ($0.9 million). In the first nine months of 2013, ten KHE campuses were closed. For the third quarter and first nine months of 2012, restructuring costs were mostly severance, but also included $0.6 million in accelerated depreciation.

In the third quarter and first nine months of 2013, higher education revenue declined 3% and 7%, respectively, due largely to declines in average enrollments that reflect weaker market demand over the past year and the impact of campuses in the process of closing.

KHE operating income increased significantly in the third quarter and first nine months of 2013, due largely to expense reductions associated with lower enrollments and recent restructuring efforts.

New student enrollments at KHE declined 7% and 1% in the third quarter and first nine months of 2013, respectively. New student enrollments were down due to the impact of closed campuses and those planned for closure that are no longer recruiting students, offset by the positive impact of trial period modifications and process improvements.

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Total students at September 30, 2013, were down 11% compared to September 30, 2012, but increased 5% compared to June 30, 2013. Excluding campuses closed or planned for closure, total students at September 30, 2013, were down 7% compared to September 30, 2012, but up 5% compared to June 30, 2013. A summary of student enrollments is as follows:

	Students as of
	September 30,	June 30,	September 30,
	2013	2013	2012
Kaplan University	46,340	43,601	49,132
Other Campuses	18,818	18,591	24,129
	65,158	62,192	73,261

	Students as of
	September 30,	June 30,	September 30,
(excluding campuses closing)	2013	2013	2012
Kaplan University	46,340	43,601	49,132
Other Campuses	18,619	18,181	21,066
	64,959	61,782	70,198

Kaplan University and Other Campuses’ enrollments at September 30, 2013 and 2012, by degree and certificate programs, are as follows:

	As of September 30,
	2013	2012
Certificate	21.3%	23.6%
Associate’s	30.8%	30.7%
Bachelor’s	32.6%	32.7%
Master’s	15.3%	13.0%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 5% for the third quarter of 2013, but increased 4% for the first nine months of 2013. Enrollment declined 8% and 2% for the third quarter and first nine months of 2013, respectively, due to declines in graduate programs, offset by growth in nursing and bar review programs. KTP operating results improved in the first nine months of 2013 due largely to increased revenues.

Kaplan International includes English-language programs and postsecondary education and professional training businesses outside the United States. Kaplan International revenue increased 4% and 5% in the third quarter and first nine months of 2013, respectively, due to enrollment growth in the pathways, English-language and Singapore higher education programs. Kaplan International operating income declined in the third quarter of 2013 due to reduced earnings in professional training, and increased investment to support growth in English-language and Singapore higher education programs. For the first nine months of 2013, operating income declined due to reduced earnings in professional training, and increased investment to support growth in English-language programs, offset by better results in Singapore. The results in Australia included restructuring costs of $1.5 million and $4.1 million for the third quarter and first nine months of 2013, respectively, compared to $1.0 million in the third quarter and first nine months of 2012. In the third quarter and first nine months of 2012, respectively, Kaplan International results benefited from a $2.0 million and $3.9 million favorable adjustment to certain items recorded in prior periods.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.

Cable Television

Cable television division revenue increased 1% in the third quarter of 2013 to $202.4 million, from $199.6 million for the third quarter of 2012; for the first nine months of 2013, revenue increased 4% to $607.1 million, from $585.4 million in the same period of 2012. The revenue increase for the first nine months of 2013 is due to recent rate increases for many subscribers, growth in commercial sales and a reduction in promotional discounts. The increase was partially offset by a decline in basic video subscribers, as the cable division focuses its efforts on churn reduction and retention of its high-value subscribers.

Cable television division operating income declined slightly in the third quarter of 2013 to $39.7 million, from $39.9 million in the third quarter of 2012; for the first nine months of 2013, operating income increased 9% to $121.0 million, from

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$111.1 million for the first nine months of 2012. The division’s operating income improved in the first nine months of 2013 due to increased revenues, partially offset by higher programming and depreciation costs.

At September 30, 2013, Primary Service Units (PSUs) were down 3% from the prior year due to a decline in basic video subscribers. A summary of PSUs is as follows:

	As of September 30,
	2013	2012
Basic video	561,119	605,057
High-speed data	469,296	462,808
Telephony	182,643	185,647
	1,213,058	1,253,512

Television Broadcasting

Revenue at the television broadcasting division declined 18% to $87.1 million in the third quarter of 2013, from $106.4 million in the same period of 2012; operating income for the third quarter of 2013 was down 33% to $36.3 million, from $54.1 million in the same period of 2012. For the first nine months of 2013, revenue declined 4% to $271.7 million, from $283.5 million in the same period of 2012; operating income for the first nine months of 2013 was down 7% to $119.4 million, from $128.8 million in the same period of 2012.

The decline in revenue and operating income is due to a $15.9 million and $24.1 million decrease in political advertising revenue in the third quarter and first nine months of 2013, respectively, and $10.8 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates in the third quarter of 2012. The decline in revenue and operating income was partially offset by incremental advertising revenue from the NBA finals broadcast at the division’s ABC affiliates in Miami and San Antonio, and increased retransmission revenues.

Other Businesses

Other businesses includes the operating results of Social Code, a marketing solutions provider helping companies with marketing on social media platforms; Celtic Healthcare, a provider of home health care and hospice services in the northeastern and mid-Atlantic regions, acquired by the Company in November 2012; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications, acquired by the Company in August 2013; and WaPo Labs, a digital team focused on emerging technologies and new product development. Also included are the Slate Group and the FP Group, previously included as part of the Company’s newspaper publishing division.

The revenue increase in other businesses for the first nine months of 2013 is primarily due to growth at Social Code and Slate, and revenue from the Company’s recently acquired Celtic Healthcare and Forney businesses.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

Equity in Earnings (Losses) of Affiliates

The Company holds a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, was $5.9 million for the third quarter of 2013, compared to $4.1 million for the third quarter of 2012. For the first nine months of 2013, the Company’s equity in earnings of affiliates, net, totaled $13.2 million, compared to $11.3 million for the same period of 2012.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $8.1 million for the third quarter of 2013, compared to $4.2 million for the third quarter of 2012. The third quarter 2013 non-operating income, net, included $7.9 million in unrealized foreign currency gains and other items. The third quarter 2012 non-operating income, net, included $3.1 million in unrealized foreign currency gains and other items.

The Company recorded non-operating expense, net, of $8.8 million for the first nine months of 2013, compared to other non-operating income, net, of $12.1 million for the same period of the prior year. The 2013 non-operating expense, net, included $9.4 million in unrealized foreign currency losses, offset by other items. The 2012 non-operating income, net,

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included a $7.3 million gain on sales of cost method investments, $3.2 million in unrealized foreign currency gains and other items.

Net Interest Expense

The Company incurred net interest expense of $8.6 million and $25.6 million for the third quarter and first nine months of 2013, respectively, compared to $8.1 million and $24.4 million for the same periods of 2012. At September 30, 2013, the Company had $451.1 million in borrowings outstanding, at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first nine months of 2013 was 38.1%, compared to 38.8% for the first nine months of 2012.

Discontinued Operations

On August 5, 2013, the Company announced that it had entered into an agreement to sell its Publishing Subsidiaries that together conducted most of the Company’s publishing businesses and related services, including publishing The Washington Post, Express, The Gazette Newspapers, Southern Maryland Newspapers, Fairfax County Times and El Tiempo Latino and related websites. Slate magazine, TheRoot.com and Foreign Policy are not part of the transaction and remain with The Washington Post Company, as do the WaPo Labs and SocialCode businesses, the Company’s interest in Classified Ventures and certain real estate assets, including the headquarters building in downtown Washington, DC. On October 1, 2013, the Company completed the sale. Consequently, the Company’s income from continuing operations excludes these sold businesses, which have been reclassified to discontinued operations, net of tax, for all periods presented.

The Purchaser acquired all the issued and outstanding equity securities of the Publishing Subsidiaries for $250 million, subject to customary adjustments for cash, debt and working capital at closing. The Company will not record the gain on the sale until the fourth quarter of 2013; however, the Company recognized $28.4 million (after-tax impact of $18.3 million) in expenses related to the sale that are included in discontinued operations in the third quarter of 2013. These costs include the net impact of accelerated vesting provisions and forfeitures of restricted stock awards and stock options that were made in contemplation of the sale, and certain other transaction-related expenses. Also included in discontinued operations is $22.7 million (after-tax basis of $14.5 million) in early retirement program expense for the first nine months of 2013, and $7.5 million (after-tax basis of $4.6 million) and $8.5 million (after-tax basis of $5.3 million) for the third quarter and first nine months of 2012, respectively.

In March 2013, the Company sold The Herald. Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies (KLT) in February 2012. The Company divested its interest in Avenue100 Media Solutions in July 2012. Consequently, the Company’s income from continuing operations also excludes the operating results and related net gains on disposition of these businesses, which have been reclassified to discontinued operations, net of tax.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2013 was based on 7,336,752 and 7,315,971 weighted average shares outstanding, respectively, compared to 7,376,255 and 7,507,946, respectively, for the third quarter and first nine months of 2012. At September 30, 2013, there were 7,423,913 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 180,993 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,		%
(in thousands, except per share amounts)	2013	2012	Change
Operating revenues	$902,479	$877,637	3
Operating expenses	(762,136)	(721,723)	6
Depreciation of property, plant and equipment	(55,633)	(57,588)	(3)
Amortization of intangible assets	(2,837)	(5,090)	(44)
Operating income	81,873	93,236	(12)
Equity in earnings of affiliates, net	5,892	4,099	44
Interest income	642	648	(1)
Interest expense	(9,221)	(8,738)	6
Other income, net	8,110	4,163	95
Income from continuing operations before income taxes	87,296	93,408	(7)
Provision for income taxes	31,000	37,000	(16)
Income from continuing operations	56,296	56,408	0
(Loss) income from discontinued operations, net of tax	(25,872)	37,539	―
Net income	30,424	93,947	(68)
Net (income) loss attributable to noncontrolling interests	(75)	71	―
Net income attributable to The Washington Post Company	30,349	94,018	(68)
Redeemable preferred stock dividends	(205)	(222)	(8)
Net Income Attributable to The Washington Post Company
Common Stockholders	$30,144	$93,796	(68)

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$56,016	$56,257	0
(Loss) income from discontinued operations, net of tax	(25,872)	37,539	―
Net income	$30,144	$93,796	(68)

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$7.55	$7.58	0
Basic (loss) income per common share from discontinued operations	(3.48)	5.06	―
Basic net income per common share	$4.07	$12.64	(68)
Basic average number of common shares outstanding	7,231	7,272

Diluted income per common share from continuing operations	$7.53	$7.58	0
Diluted (loss) income per common share from discontinued operations	(3.48)	5.06	―
Diluted net income per common share	$4.05	$12.64	(68)
Diluted average number of common shares outstanding	7,337	7,376

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30,		%
(in thousands, except per share amounts)	2013	2012	Change
Operating revenues	$2,628,915	$2,559,679	3
Operating expenses	(2,205,663)	(2,173,891)	1
Depreciation of property, plant and equipment	(173,344)	(170,347)	2
Amortization of intangible assets	(9,867)	(13,336)	(26)
Operating income	240,041	202,105	19
Equity in earnings of affiliates, net	13,178	11,301	17
Interest income	1,674	2,492	(33)
Interest expense	(27,229)	(26,880)	1
Other (expense) income, net	(8,831)	12,116	―
Income from continuing operations before income taxes	218,833	201,134	9
Provision for income taxes	83,300	78,100	7
Income from continuing operations	135,533	123,034	10
(Loss) income from discontinued operations, net of tax	(54,716)	54,528	―
Net income	80,817	177,562	(54)
Net income attributable to noncontrolling interests	(425)	(10)	―
Net income attributable to The Washington Post Company	80,392	177,552	(55)
Redeemable preferred stock dividends	(855)	(895)	(4)
Net Income Attributable to The Washington Post Company
Common Stockholders	$79,537	$176,657	(55)

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$134,253	$122,129	10
(Loss) income from discontinued operations, net of tax	(54,716)	54,528	―
Net income	$79,537	$176,657	(55)

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$18.09	$16.17	12
Basic (loss) income per common share from discontinued operations	(7.37)	7.22	―
Basic net income per common share	$10.72	$23.39	(54)
Basic average number of common shares outstanding	7,229	7,405

Diluted income per common share from continuing operations	$18.07	$16.17	12
Diluted (loss) income per common share from discontinued operations	(7.37)	7.22	―
Diluted net income per common share	$10.70	$23.39	(54)
Diluted average number of common shares outstanding	7,316	7,508

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in thousands)	2013	2012	Change	2013	2012	Change
Operating Revenues
Education	$546,452	$551,696	(1)	$1,622,497	$1,650,155	(2)
Cable television	202,381	199,625	1	607,069	585,414	4
Television broadcasting	87,063	106,411	(18)	271,653	283,499	(4)
Other businesses	66,632	20,187	―	128,018	41,182	―
Corporate office	―	―	―	―	―	―
Intersegment elimination	(49)	(282)	―	(322)	(571)	―
	$902,479	$877,637	3	$2,628,915	$2,559,679	3
Operating Expenses
Education	$529,417	$537,003	(1)	$1,585,792	$1,643,649	(4)
Cable television	162,666	159,712	2	486,031	474,278	2
Television broadcasting	50,759	52,329	(3)	152,283	154,690	(2)
Other businesses	71,678	27,511	―	147,574	64,257	―
Corporate office	6,135	8,128	(25)	17,516	21,271	(18)
Intersegment elimination	(49)	(282)	―	(322)	(571)	―
	$820,606	$784,401	5	$2,388,874	$2,357,574	1
Operating Income (Loss)
Education	$17,035	$14,693	16	$36,705	$6,506	―
Cable television	39,715	39,913	0	121,038	111,136	9
Television broadcasting	36,304	54,082	(33)	119,370	128,809	(7)
Other businesses	(5,046)	(7,324)	31	(19,556)	(23,075)	15
Corporate office	(6,135)	(8,128)	25	(17,516)	(21,271)	18
	$81,873	$93,236	(12)	$240,041	$202,105	19
Depreciation
Education	$18,978	$22,024	(14)	$61,630	$63,752	(3)
Cable television	32,946	32,310	2	100,643	96,741	4
Television broadcasting	3,109	3,126	(1)	9,405	9,473	(1)
Other businesses	555	128	―	1,561	381	―
Corporate office	45	―	―	105	―	―
	$55,633	$57,588	(3)	$173,344	$170,347	2
Amortization of Intangible Assets
Education	$2,287	$4,489	(49)	$7,168	$11,528	(38)
Cable television	61	52	17	168	159	6
Television broadcasting	―	―	―	―	―	―
Other businesses	489	549	(11)	2,531	1,649	53
Corporate office	―	―	―	―	―	―
	$2,837	$5,090	(44)	$9,867	$13,336	(26)
Pension Expense (Credit)
Education	$4,169	$3,522	18	$12,506	$7,883	59
Cable television	973	694	40	2,768	1,738	59
Television broadcasting	1,251	1,432	(13)	3,752	3,447	9
Other businesses	173	45	―	423	114	―
Corporate office	(9,299)	(6,827)	36	(27,549)	(21,159)	30
	$(2,733)	$(1,134)	―	$(8,100)	$(7,977)	(2)

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THE WASHINGTON POST COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in thousands)	2013	2012	Change	2013	2012	Change
Operating Revenues
Higher education	$266,061	$273,703	(3)	$811,013	$872,948	(7)
Test preparation	77,431	81,151	(5)	232,064	223,767	4
Kaplan international	201,305	194,158	4	574,086	546,862	5
Kaplan corporate	2,223	3,809	(42)	6,496	10,283	(37)
Intersegment elimination	(568)	(1,125)	―	(1,162)	(3,705)	―
	$546,452	$551,696	(1)	$1,622,497	$1,650,155	(2)
Operating Expenses
Higher education	$251,342	$272,193	(8)	$768,659	$856,619	(10)
Test preparation	73,611	77,705	(5)	224,758	227,834	(1)
Kaplan international	189,285	173,793	9	549,179	512,569	7
Kaplan corporate	13,616	10,172	34	37,571	39,383	(5)
Amortization of intangible assets	2,287	4,489	(49)	7,168	11,528	(38)
Intersegment elimination	(724)	(1,349)	―	(1,543)	(4,284)	―
	$529,417	$537,003	(1)	$1,585,792	$1,643,649	(4)
Operating Income (Loss)
Higher education	$14,719	$1,510	―	$42,354	$16,329	―
Test preparation	3,820	3,446	11	7,306	(4,067)	―
Kaplan international	12,020	20,365	(41)	24,907	34,293	(27)
Kaplan corporate	(11,393)	(6,363)	(79)	(31,075)	(29,100)	(7)
Amortization of intangible assets	(2,287)	(4,489)	49	(7,168)	(11,528)	38
Intersegment elimination	156	224	―	381	579	―
	$17,035	$14,693	16	$36,705	$6,506	―
Depreciation
Higher education	$9,739	$12,168	(20)	$33,919	$35,598	(5)
Test preparation	5,034	5,544	(9)	14,658	14,308	2
Kaplan international	3,903	3,841	2	12,015	12,490	(4)
Kaplan corporate	302	471	(36)	1,038	1,356	(23)
	$18,978	$22,024	(14)	$61,630	$63,752	(3)
Pension Expense
Higher education	$3,201	$2,234	43	$8,815	$5,408	63
Test preparation	731	554	32	2,012	1,381	46
Kaplan international	99	112	(12)	273	113	―
Kaplan corporate	138	622	(78)	1,406	981	43
	$4,169	$3,522	18	$12,506	$7,883	59

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Amounts attributable to The Washington Post Company
common stockholders
Income from continuing operations, as reported	$ 56,016	$ 56,257	$ 134,253	$ 122,129
Adjustments:
Severance and restructuring charges	3,064	2,695	13,073	5,788
Gain on sale of a cost method investment	―	―	―	(3,657)
Foreign currency loss (gain)	(5,047)	(1,928)	5,984	(1,997)
Income from continuing operations, adjusted (non-GAAP)	$ 54,033	$ 57,024	$ 153,310	$ 122,263

Per share information attributable to The Washington
Post Company common stockholders
Diluted income per common share from continuing operations,
as reported	$ 7.53	$ 7.58	$ 18.07	$ 16.17
Adjustments:
Severance and restructuring charges	0.42	0.37	1.79	0.78
Gain on sale of a cost method investment	―	―	―	(0.48)
Foreign currency loss (gain)	(0.69)	(0.26)	0.83	(0.27)
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$ 7.26	$ 7.69	$ 20.69	$ 16.20

	The adjusted diluted per share amounts may not compute due to rounding.

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